Exhibit 99.1

For Immediate Release

Contact: Linda Kyriakou (212) 986-5500

Sequa Names Kenneth Binder Senior Vice President, Finance

New York, NY, January 26 – At its regular meeting today, the board of directors of Sequa Corporation (NYSE; SQAA) elected Kenneth J. Binder to the post of senior vice president, finance and named him acting chief financial officer.  In his new position, Binder succeeds Howard M. Leitner, who has retired.

Binder, 53, joined Sequa’s largest operating unit, Chromalloy Gas Turbine Corporation, in 1979 as vice president, finance for its California-based division.  Since then, he has held senior positions in both financial and operations management.   Most recently, Binder served as president of Chromalloy’s industrial turbine services operation, where he directed the development of a global technical services provider to the power generation industry and the oil and gas markets.  Previously, from 1994 to 2003, he was Chromalloy’s chief financial officer with responsibility for all financial functions, including planning, corporate accounting, financial reporting and risk management.  From 1987 to 1994, he was group vice president of finance and administration for Chromalloy’s large jet engine component repair unit in New York.

Binder, a native of Detroit, Michigan, earned a BBA in 1973 from the University of Michigan, Ann Arbor, and an MBA in finance in 1975 from Northwestern University.

Commenting on Binder’s election, Sequa’s vice chairman and chief executive officer,

Dr. Martin Weinstein, said, “Ken Binder is an outstanding manager who brings a critical combination of financial and operations expertise to his new post.  In selecting him to serve as chief financial officer, the board has followed a long tradition of tapping the extensive pool of proven executive talent throughout the Sequa organization.”

Sequa Corporation is a diversified manufacturer with operations organized around six segments: aerospace, automotive, metal coating, specialty chemicals, industrial machinery, and other products. For additional information, visit http://www.sequa.com.

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01/26/06